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                                                                 EXHIBIT 3.13

                          CERTIFICATE OF INCORPORATION

                                       OF

                         PRISS PRINTS ACQUISITION CORP.

                                       I.

        The name of this Corporation shall be:

                         PRISS PRINTS ACQUISITION CORP.

                                      II.

        The address of the registered office of the Corporation in the State of Delaware is 229 South State Street, in the City of Dover, County of Kent, and the name of the registered agent at that address is The Prentice-Hall Corporation System, Inc.

                                      III.

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                      IV.

        (a) The Corporation is authorized to issue two classes of stock designated "Preferred Stock" and "Common Stock", respectively. The total number of shares of Preferred Stock authorized to be issued is one hundred (100) and each such share shall have a par value of ten cents ($.10). The total number of shares of Common Stock authorized to be issued is one hundred (100) and each such share shall have a par value of ten cents ($.10).

        The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including but not limited to the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the
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issue of the shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of share of such series.

                                       V.

        The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

                                      VI.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

                                      VII.

        Election of directors at an annual or special meeting of shareholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                     VIII.

        Special meetings of the shareholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provisions of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g) of the General Corporation Law of Delaware (or its successor statute as in effect from time to time hereunder), then such special meeting may also be called by the person or persons, in the manner, at the times and for the purposes so specified.



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                                       IX.

        A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director; provided that this sentence shall not eliminate or limit the liability of a Director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the Director derives an improper personal benefit. This Article IX shall not eliminate or limit the liability of a Director for any act or omission occurring prior to the date when this Article IX becomes effective.

                                       X.

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

                                      XI.

        The name and mailing address of the incorporator of the Corporation is:

                        Andrea E. Fish, Esq.
                        Paul, Hastings, Janofsky & Walker
                        1299 Ocean Avenue, 5th Floor
                        Santa Monica, California 90401

        THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set her hand this 18th day of September, 1986.


                                        /s/ ANDREA E. FISH
                                        --------------------------------
                                        Andrea E. Fish, Incorporator



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